EXHIBIT 99.1

ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact:	Victor M. Perez, CFO
Allis-Chalmers Energy
713-369-0550

FOR IMMEDIATE RELEASE
Lisa Elliott, Sr. VP
DRG&E/ 713-529-6600
Allis-Chalmers Prices Common Stock Offering
Houston, Texas – January 23, 2007 – Allis-Chalmers Energy Inc. (AMEX: ALY) announced today that it has priced a public offering of 6.0 million shares of its common stock at $17.65 per share. Allis-Chalmers has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of Allis-Chalmers common stock to cover over-allotments, if any
Allis-Chalmers plans to use the net proceeds of this offering to repay a portion of the debt outstanding under its $300 million bridge loan facility, which was incurred to finance Allis-Chalmers’ recent acquisition of substantially all the assets of Oil & Gas Rental Services, Inc., and for general corporate purposes.
RBC Capital Markets Corporation is serving as lead underwriter and sole book-running manager of the offering. The co-managers of the offering are Johnson Rice & Company L.L.C., Morgan Keegan & Company, Inc. and Pritchard Capital Partners, LLC.
The offering of these securities will be made only by means of a prospectus and related prospectus supplement. When available, copies of the prospectus and prospectus supplement relating to this offering may be obtained from RBC Capital Markets Corporation, 60 South 6th Street, 17th Floor, Minneapolis, MN 55402 (phone number: (612) 371-2818 or fax number: (612) 371-2837).
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Allis-Chalmers
Allis-Chalmers Energy Inc., is a Houston based multi-faceted oilfield services company that provides services and equipment to oil and natural gas exploration and production companies throughout the United States, including Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Utah, Wyoming, the Gulf of Mexico, and internationally primarily in Argentina and Mexico. We provide directional and horizontal drilling services, rental of specialized tools for onshore and offshore drilling, completion and workover operations, casing and production tubing installation, compressed air drilling services, and workover services with capillary and coiled tubing units. In Argentina, we are a leading provider of drilling, completion, repair and related services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Allis-Chalmers’ current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially.

Information about the risks and uncertainties that may affect Allis-Chalmers are set forth in Allis-Chalmers’ most recent filings on Form 10-K (including without limitation in the “Risk Factors” section), and in Allis-Chalmers’ other SEC filings and publicly available documents.
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5075 Westheimer, Suite 890, Houston, TX 77056
713-369-0550 Fax: 713-369-0555